EXHIBIT 99.2

Transcript of
Westmoreland Coal Company
San Juan Acquisition and Business Update
February 4, 2016

Participants
Kevin Paprzycki - Chief Executive Officer
Jason Veenstra - Chief Financial Officer

Analysts
Mark Levin - BB&T
Matt Farwell - Imperial Capital
Lucas Pipes - FBR Capital Markets
Dave Gagliano - BMO Capital
Melissa Tan - RW Pressprich & Company
Brian Taddeo - Robert W. Baird
Frank Duplak - Prudential

Presentation

Operator
Good afternoon, ladies and gentlemen, and welcome to Westmoreland Coal Company’s Investor Conference Call. At this time, all telephone participants are in a listen-only mode. Following the formal presentation, instructions will be given for the question and answer session, which will be conducted by telephone. As a reminder, this conference is being recorded today and a replay will be available as soon as practical on the investor portion of the Westmoreland site through February 19, 2016.

Management’s remarks today may contain forward-looking statements based on the company’s projections, current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes and circumstances that are difficult to predict. So the company’s actual results may differ materially from the projections given and results discussed and any such forward-looking statements.

Any forward-looking statements made on this call or comments about future expectations are subject to business risks, which have been laid out for you in the company’s press release today as well as the company’s previous SEC filings. Any forward-looking statements represent the company’s views only as of today and should not be relied upon as representing its views as of any subsequent date.

While the company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so even if it estimates the change and therefore you should not rely on these forward-looking statements as representing the company’s views as of any date subsequent to today.

Please note that a presentation has been posted to Westmoreland’s website under events and presentations on the Investor Relations portion of the website.

Mr. Kevin Paprzycki, Chief Executive Officer of Westmoreland Coal Company will be delivering today’s remarks. Thank you, Mr. Paprzycki, please begin.

Kevin Paprzycki - Chief Executive Officer
Good afternoon, and thank you for being with us today. I’m in our Denver office and joining me on the call from the Edmonton office is our CFO, Jason Veenstra. As you saw from our press release, we closed on the San Juan acquisition on Monday. I want to thank our investors for their patience as we completed this transaction. We

Page | 1

realize there’s been a tremendous appetite in the market for greater clarity surrounding the deal. We hope that the call today will help answer those questions.

I also want to express my appreciation for the Westmoreland management team. They have worked tirelessly these last couple of months to push this deal across the finish line. We’re happy to have this transaction completed and grateful for your dedication.

Before I dig in, let me quickly set the agenda for today’s call. I’ll begin by giving a high level overview of the San Juan transaction and our 2016 outlook. Jason will then walk you through the financial side of the transaction and our 2016 guidance in more detail. Please note that we’re still finalizing our year-end financials. The 2015 numbers given on the call today are both preliminary and subject to change. We’ll follow-up with final numbers on our earnings call in a few weeks. After our prepared remarks, we’ll then turn the call over to Q&A.

Let’s move on to San Juan. As I mentioned, we’re very pleased to get the San Juan transaction across the finish line. This operation fits our business model very well. First and foremost, this is a mine mouth operation with a very short haul. It has a long-term protected contract, which currently runs through 2022. The San Juan mine supports world class power plants. Units 1 and 4 have recently been upgraded with over $100 million of retrofits. They have long useful lives and a solid outlook.

Units 2 and 3 are scheduled for decommissioning at the end of 2017 and we’ll serve them for the next 23 months. The mine has a strong reserve position. It also comes with a separate ash haul and reclamation agreements. While these agreements are smaller dollars, they are good contracts that provide diversification to our operations besides just delivering coal.

Since 1973, the mine has had a solid operating history providing coal to the adjacent power plants. It runs unparalleled safety, communication, and compliance systems and has some of the best state-of-the-art mining technology available. Effective February 1st, we welcome the San Juan workforce into the Westmoreland family. I was fortunate to meet many of these folks at the mine this week. I want to reiterate to those employees, we are excited to have you join the team. You have a great safety record and we want to encourage you to continue working safely for Westmoreland.

We also met with the union leadership for San Juan and as we do at all our operations, we look forward to working together to keep the mine successful. We had a long lead time between the acquisition announcement and the close. That gave us a lot of time to prepare and begin integration and we expect things to go pretty smoothly on that end.

From a financial standpoint, the San Juan deal closed for a total purchase price of $127 million. To finance the deal, a subsidiary of PNM Resources assisted us with the funding for the acquisition. I want to thank PNM for their support through this transaction. Jason, the Westmoreland team, and I really enjoyed working with PNM. It feels like we’ve built an incredible partnership. Both sides made key contributions to solidify this transaction as win-win.

The financing agreement results in Westmoreland paying PNM interest at levels that work for both parties. It allows savings to PNM’s customers and provides us an attractive interest rate, especially when you consider current capital market conditions. As we work through all of our multiple financing paths, we were approached several times with potential equity financing. Issuing stock was never considered to finance this transaction.

We feel this transaction will be cash flow accretive to Westmoreland. It generates significant cash flow early and drives a nice de-levering upfront. That plays nicely into our 2016 plan, which I’ll get to in a moment. We expect this acquisition to yield a very solid IRR. It’s not an IRR as high as what we saw in the Kemmerer or Canada transactions for a few reasons.

San Juan was subject to a very competitive bid process. We also had to pass along a lot of the economics back to the power plant to keep it competitive. However, the largest driver on this transaction’s IRR is the 2022 terms of the coal supply agreement. Should the term get extended, it could meaningfully increase the IRR on this transaction.

And so like Westmoreland does with all of our customers, we started at San Juan on day one with the priority of making the mine as cost competitive as we can, to keep our customer as competitive as they can be, and position both operations to run for the long haul.

Page | 2

Before I hand the call over to Jason, I want to make a few remarks regarding our business and outlook. The conditions we saw in Q4 of 2015 were highly challenging. The weather was incredibly warm through fall and early winter. Our customers also experienced historically low power prices, which impact their Q4 generation. Our ops guys did a great job tightly controlling cost to counter these headwinds. Their actions, combined with the resiliency in our business model, put our preliminary 2015 numbers within our revised guidance range.

Notably, the Conesville plant came back from their unplanned emergency repair right around their projected date and they’ve been running strong since. We’re also excited about this plant’s future and further developing that customer relationship. Looking forward, we see 2016 results for our base business coming in slightly below 2015.

While we see a slight reduction in our core mine mouth business, the larger drivers are in our non-core Coal Valley and ROVA businesses. Our current contracts require us to operate Coal Valley through 2017 and ROVA through early 2019. We’ll do everything we can to mitigate those cash flow drags. We’ll focus on optimizing costs as well as looking at every opportunity we have for disposition, but these operations are certainly impacting our overall cash flow generation.

Following the San Juan acquisition, we’ll have over 90% of our tons sold through cost-plus or cost-protected contracts and that’s what really makes Westmoreland different. While these businesses remain strong cash generators, I mentioned that we do see some year-on-year decreases. Jason will walk you through these in more detail but we’re projecting a slight reduction in our Canadian mine mouth EBITDA.

This is a result in part of slightly reduced coal sales next year due to low power prices. It’s also driven by reduced capex reimbursement on one of our contracts as we’ve optimized the capital spend at that operation. Also, the Beulah Mine’s primary contract expires in mid-2016 and we’ve previously discussed the downsizing of that mine to a level where it serves its remaining contract. Lastly, in the MLP we see lower Northern App market prices in the non-mine mouth portion of that business.

Despite these headwinds, our model still drives a solid level of base business EBITDA. We’ll generate cash flow after capex and interest requirements and we’ll use that cash generation to pay down our debt. As we’ve indicated in the past, our priority is to de-lever, de-lever, de-lever. While our equity is incredibly valued right now, we’ll look at potential stock buybacks once we’ve paid down our debt a bit.

At present, while we’re still in the running for the Hyde Vale contract mining opportunity, we’re working on zero M&A opportunities. We’ve fully shifted our focus to standardization and a higher level of operational execution. Our goal will be to bring every available dollar from our operations and use that cash to pay down our debt.

In 2016, there are two key areas we’re going to prioritize which haven’t been historical focus areas. These efforts result from us shifting from the heavy growth mode we’ve been in to harvest mode. The first and larger focus areas are supply chain. We’re looking at our working capital, specifically the spare parts inventory across all of our mines as well as standardizing our supply chain processes. The goal here is to both reduce our operating costs and turn our inventories into cash.

The second area is our corporate costs and G&A spend across all of our operations. The Westmoreland team has always prided itself in running our headcount incredibly lean. Now, however, we’re also focusing heavily on our G&A spend across our corporate and mine offices as well.

With that, I will now turn the call over to Jason to review the numbers.

Jason Veenstra - Chief Financial Officer
Thanks, Kevin. Consistent with Kevin’s order, I’ll start with the financials for San Juan then move to 2015 and finally our 2016 guidance. As was mentioned, the San Juan purchase price was $127 million. We paid $120 million for the San Juan Mine itself, reflecting a $5 million decrease from the original $125 million purchase price to account for the January cash flows.

A $7 million working capital payment brings that number to $127 million, and this working capital payment was driven by normal January advanced royalty payments and other prepaid amounts. As part of the transaction, San Juan does not assume any reclamation liability or other obligations. The purchase price was funded with $125 million term debt from a subsidiary of PNM Resources.

Page | 3

This debt is standalone and ring-fenced from our parent level debt and was carefully constructed with a bankruptcy-remote subsidiary. The loan incurs interest over the first 12 months at 7.25% plus LIBOR making our current effective rate 7.85%. This rate increases roughly 2% annually through its maturity in January of 2021. As part of this great rate, the loan agreement provides 100% of the free cash flow generated by San will be directed to paying down the loan.

Said differently, as long as this loan is outstanding, no San Juan cash will be available to send to the parent. The loan agreement does not penalize us for early repayment, which along with the escalating rate and the 100% cash flow sweep motivates us to take this structure out as early as we can.

On transaction closing, we transferred $10 million to this ring-fenced subsidiary to put some initial cash in the sub. This will not have an impact on our consolidated cash level. We’re projecting adjusted EBITDA in the range of $40 million to $50 million on an approximate 12 month run rate of $45 million to $55 million.

We see the mine running at this level for 2016 and 2017 before Units 2 and 3 are retired. It’s a safe assumption to cut the financials in half post 2017 in proportion to the coal delivered to Units 1 and 4. These projections are lower than historical performers we saw this late last year. Our profit level is much less than the previous owner and this was by design.

So the win-win aspect of this transaction was to keep the power plants as competitive as possible while providing solid economics for the purchase price. Based on the EBITDA range and a capital spending range in the first year of $3 million to $7 million, we are projecting a midpoint cash flow at San Juan of approximately $35 million.

Stepping back to 2015, our recent 2015 EBITDA guidance for Canada, the US, and the MLP segments was 215 to 225. As Kevin mentioned, preliminary numbers indicate we’ll come in at the midpoint, but these estimates are prior to the final actuarial adjustments, which will be non-cash.

Reiterating what was said in October, our business was impacted in 2015 primarily by two factors: the effects of the Newcastle Coal price on our Coal Valley operation, and the lengthy seven month Conesville outage, which significantly impacted Buckingham and the MLP. Using the EBITDA midpoint of 220 and the capex midpoint of 72.5, we get the cash from operations of approximately $150 million.

Applying reclamation deferred revenue estimates of $30 million and cash interest of $68 million, we generated free cash flow in 2015 of $50 million.

So that brings us to 2016 guidance. This guidance was built on the detailed outlooks we gathered from each of our customers. We factored in their maintenance schedules as well as their implied power price projections. Given the unique nature of what we went through in 2015, we provided in the materials, that were referenced earlier in the call, a bridge that outlines the key factors driving our business from last year’s original guidance of 252 down to the 2016 midpoint of 210.

There are several reasons for the 2016 midpoint and we wanted to take today to briefly go through those changes. First off, and once again as was mentioned multiple times, the new capital pricing and its impact at Coal Valley are significant. The reference price has dropped from $65 per metric ton, which was implied in last year’s guidance, down to our revised projected level of $52.50 for this year.

Based on the two-million-ton rate which Coal Valley runs at, this difference is translated to an EBITDA impact of $25 million. We’re currently running Coal Valley at roughly a $10 million to $15 million cash lock, which compares to the contractual take-or-pay commitment that Coal Valley has of approximately $25 million.

Moving to the MLP, Northern Appalachia Coal pricing has had a similar but less significant impact on our guidance. The MLP has a current committed position of over 85%, which provides a lot of stability to the MLP, but the open market part of that business, which is about two million of the four million tons has seen a $5 drop year-over-year resulting in a $10 million EBITDA impact.

Kevin touched on the Beulah contract, which expires in May and will impact us by $7 million. In Canada, we’re seeing slightly reduced coal sales due to lower power prices and a reduced capital reimbursement program due to our optimized capital spending and those two combine for an $8 million impact.

Page | 4

Lastly, the negative PJM power pricing has resulted in the ROVA plant being run on a less frequent basis year-over-year and it’s cost us approximately $2 million in EBITDA. ROVA EBITDA now is in the break-even range and free cash flow ROVA is in the negative $5 million to negative $15 million range.

These negatives have been offset by projected fuel savings on the contracts and operations where we capture these reductions. That gets us to the 210. We add San Juan and we get to a midpoint of 255. If we put everything together from a free cash flow perspective, and we are starting with a range of 53 to 60 million tons which drives our business, this translates into adjusted EBITDA in the range of 235 to 275 taking into account a reduced capital spending range of $59 million to $71 million and cash interest of a $90 million in 2016 and using the remaining midpoints, we get the free cash flow in a range of $70 million for 2016.

As was mentioned, $35 million of that relates to San Juan and $35 million to the remaining business. We view this de-levering amount as a base case and have the potential for upside as we standardize and optimize our operations. We look to aggressively lower G&A spending, monetize working capital levels of restricted cash and inventory, as well as look to capital leasing opportunities to drive out higher cost debt.

And I think with that, Kevin, I’ll hand it back to you.

Kevin Paprzycki - Chief Executive Officer
Thanks, Jason. In closing, I want to point out that Westmoreland’s model is unlike anyone else in this industry. Our mine mouth model, which represents 90% of our business uniquely, positions us to be the lowest cost fuel provider. Our long-term contracts, solid customer base, and cost-plus pricing model shield us from the market pricing volatility that has heavily impacted our competitors.

Westmoreland has partnerships with great customers. We deliver fuel to these customers’ plants at prices well below current natural gas equivalents. All of these customers have indicated the plants we serve will be survivors and around for the long-term.

We also have a great base of coal reserves. The vast majority of our coal is non-federal allowing us to avoid being impacted by the new federal coal moratorium. It also allows for us to pay our royalties as we go instead of making large, upfront cash spends for our coal.

Lastly, we have zero self-bonding risk. All of our reclamation bonds are secured with cash collateral and our customers share substantially in our ultimate mine reclamation. This strong model drives our ability to generate free cash flow. It will allow us to execute the strategic de-levering of the business that will be the primary focus for 2016.

Operator, we’re now ready to take questions.

Operator
(Operator instructions.) One moment, please, while we poll for questions.

Our first question comes from Mark Levin from BB&T.

<Q>: Hi, guys, thanks for doing the call. A couple quick questions. When you think about your 2016 guidance, obviously 2015 was a year filled with all sorts of unexpected things that sort of came along. Would you characterize the guidance as conservative? And it sounds like to me that there are a number of different levers that you can pull and if this looks like a pretty good conservative way to approach the year. Is that a fair assumption?

Kevin Paprzycki - Chief Executive Officer
Mark, I think it’s realistic. I think the factors that Jason walked us through are real. At Coal Valley, the export prices have continued to go down and that’s the biggest drag on this business along with low power price levels so I guess you could say they’re slightly more conservative and that we haven’t assumed any kind of rebound for power prices or weather. But I wouldn’t go as far to say that they’re fully conservative.

<Q>: Okay. Fair enough. And then, when you think about the EBITDA breakdown in 2016 between the US operations and the Canadian operations, if I’m looking at your adjusted EBITDA guidance in just the Westmoreland Coal Company proper exclusive of the MLP and San Juan, it’s 135 to 150. What’s the split in 2016 you anticipate between Canada and the US?

Page | 5

Kevin Paprzycki - Chief Executive Officer
I’m going to hand that one to Jason.

Jason Veenstra - Chief Financial Officer
Yes. Consistent with previous guidance that-we’re looking at kind of a 50/50 split there. It does follow the tons and given the Coal Valley drag in Canada, it does work out to about 50/50.

<Q>: Got it. And then the last question and then I’ll let someone else have the floor. When you look at the contract book today, obviously there’s a lot of different things going on from a political and regulatory environment that have the potential, I guess longer-term to impact power stations all across the United States. When you look at your contract book today, how confident are you in the renewal of contracts? I know there’s been speculation around maybe a couple units in Colstrip but when you kind of look at everything today, your degree of confidence around re-contracting what’s in the book.

Kevin Paprzycki - Chief Executive Officer
I think we’re highly confident, Mark. Whether you’re talking about what’s going on in Alberta, or down here in the US, I think there’s a lot of factors that make us confident. First of all, in both sides of the border, nothing is final. Both sides of the border really need to buy into higher power costs as well as transition costs out of coal.

Everything that’s been proposed to date could be easily reversed down the road and I just think that what probably gives us the most confidence is the fact that these mine mouth operations are still significantly below the natural gas equivalent cost. There’s zero transport costs. Our customers’ plants are operating at great heat rates and they all have modern controls.

So we believe that what we’re serving right now are the survivor plants that are going to be around for the long-term and that’s certainly been confirmed in our discussions with customers.

Operator
Thank you. Our next question comes from Matt Farwell from Imperial Capital.

<Q>: Hi, good afternoon, and congratulations again on getting the transaction done. First question is on the reclamation for the mine. Can you confirm that the customer will take care of reclamation once the contract expires?

Kevin Paprzycki - Chief Executive Officer
Jason, go ahead.

Jason Veenstra - Chief Financial Officer
Yes. That’s the way the contract is orchestrated, Matt. The owners of the San Juan generating station have a trust agreement that is complex and you can spend a lot of time reading that trust agreement but the intent of the arranger and as the owners of San Juan generating station are responsible for the reclamation, that’s been the arrangement since July when the deal was signed.

<Q>: Okay. Great. In the facility, you obviously have the ‘22 expiration, and you mentioned the IRR can improve if the contract is extended. Can you discuss some of the politics around that? I know that the environmentalists will probably come back and push to retire the remaining units. But how do the remaining units fit within the dispatch curve in that area in terms of their requirement as a baseload resource?

Kevin Paprzycki - Chief Executive Officer
I think with the customer contract that we’re in right now, I think they bumped up significantly in the dispatch curve and that’s a function of our operating guys getting out there and really putting together a solid mine plan that lowers the cost of that operation. They’ve done a good job.

I know there’s an appeal underway. My understanding is that the appeal is making the exact same arguments that were already presented to the courts so while it might take some time to work through the system, it’s unlikely to be overturned. But I think under our contract we get out there and execute, do everything we can to keep the costs low as I said and that translates into making the plant competitive, I think it’s a good likelihood. We’re certainly both working in that direction.

Page | 6

<Q>: Are the units going to be running with-let’s say at gas prices where they are now, are they going to be running at full utilization?

Kevin Paprzycki - Chief Executive Officer
I think it’s tough to go backwards and that’s probably more a question for our customer than for me to answer but I think there’s been some challenges at the plants going backwards and I would expect them to run at higher utilization now that their costs have been rationalized.

<Q>: Okay. And then another question on the MLP. You’ve given some guidance, you’ve lowered the pro forma EBITDA projection. How are you looking at those convertible units that you own? You could certainly- incrementing the dividend or the distribution higher would improve the free cash flow to the holding company.

Kevin Paprzycki - Chief Executive Officer
As Jason touched on, you’ve got the open market portion of that operation, the MLP. It is under a lot of pricing pressure. And so when we look at the cash flow coming upstairs it’s really got to be a balance because there’s a bucket we’re allowed for distributions and basically the faster we de-lever the more cash we can bring upstairs.

There’s going to be a balance between de-levering the MLP and the cash we bring upstairs. We probably won’t do one or the other exclusively but there’s got to be some de-levering to free up that cash flow. I mean, longer-term on the MLP, we still believe the MLP strategy is a good one but it’s based on the premise that we get a higher multiple if we distribute our cash flows.

And with where the capital markets sit right now for coal, MLPs and all mining, that strategy is on hold. When we can begin to get reasonably priced capital, we can proceed with the drop strategy and when and if the markets recover, we’ll move forward. Until then, I think the MLP continues to de-lever probably like the rest of Westmoreland, although I would add that the San Juan acquisition certainly enhances our potential for future drops, especially if that contract is extended. But overall, I think, it’s a wait and see strategy. I think it’s a good one but we need the markets to cooperate.

<Q>: Could you give us an idea of what contract coverage you have for 2016 at the former Oxford assets?

Kevin Paprzycki - Chief Executive Officer
When you say contract coverage, I think Jason mentioned that we were contracted. Jason, what did you say?

Jason Veenstra - Chief Financial Officer
Eighty-five percent committed for 2016.

Operator
Thank you. Our next question comes from Lucas Pipes from FBR Capital Markets.

<Q>: Hi. Good afternoon, everyone, and congrats on the San Juan deal and thanks for hosting this very informative call.

Kevin Paprzycki - Chief Executive Officer
Thanks, Lucas.

<Q>: So I wanted to also follow-up a little bit on the de-leveraging and when I look at your 2016 guidance for free cash flow, $60 million to $80 million, should I think about you buying, you essentially repurchasing as much as much debt with that free cash flow as possible at the prevailing market rate or how should we think about the de-leveraging over the next year here?

Kevin Paprzycki - Chief Executive Officer
Jason, why don’t you address that one?

Jason Veenstra - Chief Financial Officer
Yes. I think, Lucas, we’re going to first generate the free cash flow and then we’re going to like was mentioned in some of the comments, we’re going to look at our options. One of our-running the fleet that we run of equipment, we will be looking at capital lease. We have a lot of opportunity to optimize our capital lease position, which could allow us to take a look at our higher cost debt.

Page | 7

As was mentioned in the Q&A here, our MLP versus the parent debt will be looked at and so it’s difficult to answer any specifics but it’s readily available what the options are in front of us.

<Q>: Got it, got it. Okay. Well, that’s helpful. And then a little bit more of a longer-term question. Kevin, you mentioned Coal Valley. It’s one of the biggest drags on the business. We see it in the EBITDA bridge. Remind us, what are your options for that particular asset? If you could give us an update, for example, on the take or pay that is associated with it? If the national coal markets continue to be very challenging, how could you kind of maybe walk away from those negative cash flows?

Kevin Paprzycki - Chief Executive Officer
Lucas, I’m not sure we could walk away in the interim. So it’s like we said, we’re going to do everything we can to minimize it but with the Newcastle prices being on the steady decline, it’s really challenging. So I think with a focus of minimizing the cash flow drags that we see there, we’re planning on probably having to run those, run Coal Valley for ’16 and ’17.

But in a negative cash burn, there’s not many alternatives that we can do since we’re not-we don’t have future volumes after that to roll forward in any type of contract and so I think we’re pretty much committed to the next two years but we’ll see how it turns out.

<Q>: So after the next two years there, what is the optionality at that point and should we be thinking about a certain reclamation outflow at that time or what’s-I mean two years can pass pretty quickly, hopefully, in this market, so how should we think about this asset kind of once those two years are over?

Kevin Paprzycki - Chief Executive Officer
I think that if the pricing does not improve, we would unwind that operation and go into reclamation. And so from a cash flow perspective, I think there’s a reclamation liability on the books somewhere in the $30 million range, I believe. But then there’s also cash collateral that gets freed up when you complete that reclamation and so there’s a timing issue there but I think ultimately it’s going to be pretty cash neutral.

Operator
Our next question comes from Dave Gagliano from BMO Capital.

<Q>: Great. Thanks for taking my question. I just have two quick questions. It’s related to the drilling down a bit on the repricing and the contracts are not tied, obviously to pass-throughs, etc. You mentioned 85% as price for ’16. I was wondering if you could give us a sense of where that figure was about three months ago? And what was the year-over-year change in the contracts that you signed for 2016? Don’t worry, that’s my first question.

Kevin Paprzycki - Chief Executive Officer
Jason, do you want to take that one?

Jason Veenstra - Chief Financial Officer
Yes. Dave, are you talking specifically for the MLP?

<Q>: I’m talking specifically, actually no, the answer is no. I’m talking for the company as a whole. If you could just give me a sense of the repricing risk for your thermal coal contracts that rolled off in the last-what was the decline in the average price for the contracts that repriced within the last few months for 2016 [Indiscernible]?

Kevin Paprzycki - Chief Executive Officer
Dave, if you’re looking at the entire Westmoreland, outside of the MLP, the contracted position three months ago was probably 97% and it’s probably 98% today because all of our tons are fully committed for next year and it probably drops off a couple percent, maybe like to 92% or 90% for 2017.

But when you look across the businesses, especially the base business outside of the MLP, just about all those tons outside of Coal Valley are fully committed for the long-term so there’s really no drop in the commitment and there’s really no change in the price given that they’re cost-plus or cost-protected. The MLP, that’s probably where Jason’s talking about and we’re seeing a lot of low pricing right now.

Jason, my recollection is if we’re 85% right now, I thought a couple months ago we were probably in the 65% range?

Page | 8

Jason Veenstra - Chief Financial Officer
Right. Right. Yes. And from a pricing perspective, as was mentioned, Dave, at the MLP we’ve lost about $5 and that has been kind of steady drop throughout the year; ebbs and flows. But I would just pro rata that $5 decrease from three months ago if that was the question.

<Q>: Yes, that’s it. Alright perfect. And then the follow-up is just the-what’s that look like in 2017, at the MLP level again? How much is committed now for 2017?

Jason Veenstra - Chief Financial Officer
I think, like Kevin mentioned, we talked [indiscernible], it’s not probably at that level for 2017 yet but our AEP customer at the MLP is-we have committed over multiple years so we’re probably in the 50s range for commitments for that year and then as we move closer to, it inches up.

>Q>: Okay. That’s helpful. Thanks. And just the last question on that, you’ve got 15% less the price, what’s the thought there? Are you just holding prices or do they leave it in the ground at this point if prices don’t accrue?

Kevin Paprzycki - Chief Executive Officer
I think we’re trimming back that business to the extent we can. We’re only going to take positive cash flow business. So if you go back along the history of the MLP, that was a six-, seven-million-ton business. And as we stepped in there, we really rationalized and did kind of an activity base costing, figuring out what tons really make sense when you add in the transport to the wash facility, the wash, the transport to a rail or a barge and so we’ve walked away from a lot of that business.

When you look at it in a free cash flow business and you take your mining cost plus your transport and washing cost plus your ultimate reclamation and royalties, we didn’t think it was cash flow positive so we trimmed it back to about a four-million-ton level plus or minus. As prices decline, I think there’s a good chance it gets trimmed back even further but we’re not going to take business at a negative cash flow.

Operator
Thank you. Our next question comes from Melissa Tan from RW Pressprich & Company.

<Q>: Good afternoon, and thank you for taking my question and for having the call. A few questions. First one, you mentioned with the San Juan acquisition completed, over 90% of your contract for either cost-plus or cost-protected. Can you just explain a little bit the difference between the two and also what’s the percentage for each? And if we should understand the cost-plus as a take-or-pay? Thank you.

Kevin Paprzycki - Chief Executive Officer
Jason, do you want to take that one?

Jason Veenstra - Chief Financial Officer
Yes. It’s about 50/50, Melissa, as far as the split. The description of it. Cost-plus is an arrangement where every dollar that we spend we pass along to the utility and then they pay us a margin. Cost-protected is a concept where you agree to a price in year zero of a contract and then that price will escalate or de-escalate based on publicly available indices.

So in a cost-protected environment if operational improvements are made, that does accrue to the miner, being Westmoreland. And so there is a difference in the economics but the protection against diesel pricing, the protection against labor increases is the same in both because one relied on indices and one’s, and yet, and the cost-plus structure simply relies on passing the cost to the utilities. So depending on what our utility customer prefers, what approach they prefer, we enter into the agreement that they’re most comfortable with.

<Q>: And what about on the volume side? Should we think of it as a take-or-pay for the cost-plus?

Kevin Paprzycki - Chief Executive Officer
I view it, Melissa, is on the cost-plus side, when the customer is sharing in all your fixed costs, you really don’t need a take-or-pay. Because they’re paying all your fixed costs so you’re aligned perfectly. You both want to run as much volume through there since they’re paying your fixed cost.

Page | 9

On the cost-protected, generally we have some sort of volume protection. It’s not always take-or-pay but in some cases it is but in most cases it’s something where there’s an average or five-year average or something that ensures that the take is actually taken.

<Q>: Okay. Thank you, thank you for that color. And the next one, this has to do with Coal Valley. On your previous calls, you mentioned about a $2 million take-or-pay contract and you expect annual EBITDA around like $36 million. So if you assume a cash burn of about $15 million, based on your current guidance, that is implying you’re actually currently cash flow positive at Coal Valley? Can you confirm that or is there a different way to looking at the calculation?

Jason Veenstra - Chief Financial Officer
Yes. I’m not following your math entirely, Melissa, but I think the EBITDA impact is $25 million as we indicated earlier in the call. We have actually made a lot of operational improvements there, which it is running at a world class level at this stage, and so we’ve been able to have some improvements there from our guidance from last year.

So that all results in kind of that negative $10 million to $15 million range. We do compare that with the take-or-pay level of about $25 million that we are monitoring and pricing for Newcastle, it would have to get into the 40s for us to look at that kind of arrangement. But I hope that’s helpful for your math.

<Q>: Okay. So the negative cash flow is the $10 million to $15 million? Whereas the negative EBITDA is the $25 million? Okay. So that’s clear. Thank you. And just lastly, if you can also clarify in terms of you de-leveraging goals for 2016, we understand the portion from the San Juan would have to pay off that loan, what about the remaining free cash flow? Is there a certain thing that you want to pay-off debt at the MLPs ahead of the senior notes or vice versa in terms of the priority?

Jason Veenstra - Chief Financial Officer
Yes. I think, yes we’ve addressed it briefly but we don’t have a specific path but we do have a path for de-levering, that’s our objective and whatever gets us a leverage ratio that’s the lowest is probably the one we’re going to pick. It isn’t going to be a balance; it can’t be 100% of the parent and it can’t be 100% of the MLP. But we’ll be looking to get our leverage ratio as far down the graph as possible in 2016.

<Q>: Okay. But there’s nothing preventing you from, for example, using the cash at MLP to pay-off the senior notes or vice versa?

Jason Veenstra - Chief Financial Officer
Well, we have some debt instruments that require us to comply with and so there are some restrictions but generally we’re able to do what we need to get the lowest leverage ratio possible. But as was indicated we have a restriction at the MLP on how to get cash upstairs and we have some debt restrictions. We have some excess cash flow sweep requirements as a parent as well.

Operator
Thank you. Our next question comes from Brian Taddeo from Robert W. Baird.

<Q>: Thanks for taking the question. I just have a couple of quick ones. The first, in terms of the guidance of ’16, what do you assume in terms of FX, the Canadian dollar rates?

Jason Veenstra - Chief Financial Officer
We have assumed 1.35 as the rate with the Canadian dollar over the US dollar.

<Q>: Is it still every-does it hold a penny move is about $1 million in EBITDA?

Jason Veenstra - Chief Financial Officer
Yes. We get asked a lot of questions on this topic. From a translation perspective you’re correct from a non-cash kind of, when we do the financial reporting. The Canadian business does generate US dollars. So from a cash perspective, while Coal Valley is running and accepting all of its cash in US dollars, we have a natural hedge in the business so that’s why you don’t see it on our EBITDA bridge because there is an offset to what you’re referencing via with the Coal Valley receipt.

Page | 10

<Q>: Got you. Okay. And in terms of the cash flow for ’16, what do you assume in terms of the amount of working capital contribution? Is it assumed at zero or is there a positive number there? Part of the question is around Beulah-as that winds down, the biggest part of the question was there was an opportunity there to really to bring in some cash flow as that operation runs down some. So I was just curious what was factored into those numbers?

Jason Veenstra - Chief Financial Officer
Yes. Our definition of free cash flow doesn’t have working capital fluctuations in it and that’s why kind of in the comments and in the materials we referenced that working capital improvements would be in addition to those targets. It is a good point about Beulah that their inventory and their fleet there would provide us some working capital offsite.

<Q>: Would you care to make any additional estimates for the year in terms of what you think you can generate?

Kevin Paprzycki - Chief Executive Officer
I think we’re aggressive about it so as much as we possibly can but I don’t think we’re going to pin that one down yet. I would just say as we put these businesses together, we really haven’t had-it takes a long time to fully integrate the supply chain and figure out what spare parts inventory each mine has that’s interchangeable and that’s a big focus of us shifting from the growth mode into a standardization mode and driving out as much working capital as we can. It’s a tough one for us to estimate but I can just assure you we’re going after it hard.

<Q>: Got you. Okay. And then one last one, with regards to future volumes, obviously as we talk about San Juan you have a chart laid out as to the volumes, is there, after some of the units drop off in ’17, could you give us a sense based upon what you know right now, obviously there are some things that are not in their supply ground, Conesville, [Indiscernible], Colstrip, could you give us a sense how much tonnage you see coming off over the next several years and sort of when that runs off? Just to try to get the decline rate or just a sense of how much comes off and when.

Kevin Paprzycki - Chief Executive Officer
Brian, we’re not going to give long-term projections but obviously, and you’ve been around for a while, there’s things out there. So here’s kind of how we look at it and I’m going to go from more from a cash basis or an EBITDA business than a tonnage basis.

But as we look beyond one year, you’ve clearly got the stepdown and not in Unit 3 and you’ve got the stepdown at San Juan, but on a cash flow basis, I think there’s a pretty good offset by getting rid of the drags of Coal Valley and ROVA and we’ll see how we can mitigate those sooner but I think you’ve got offsets there.

And so as we look kind of forward at it, beyond 2016, there should be the same cash generation potential in future years despite those two stepdowns.

Operator
Thank you. We have time for one more question. Our last question comes from Frank Duplak from Prudential.

<Q>: Hi, guys, how are you doing?

Jason Veenstra - Chief Financial Officer
Good.

Kevin Paprzycki - Chief Executive Officer
Good. Hi, Frank. It’s been awhile.

<Q>: Yes. It’s been a little while. So just picking up a little bit what Brian was asking about as far as the working cap, I know you can’t give any projections but my numbers through nine months was that you guys had burned about $49 million in working cap invested. Do we think there should be a big unwind in 4Q or is the opportunity really at 2016 opportunity to improve the working cap?

Kevin Paprzycki - Chief Executive Officer
I think the working capital is a tough one to really see if you just look at the statement of cash flows because you have a lot of things that are going through there. You have, first and foremost, there was a customer advance that allowed to get the Buckingham acquisition done and so repaid that; that was 20 of it.

Page | 11

And there’s probably, I think, somewhere between $20 million and $25 million of total fees that we incurred between the refinancing in 2014 that fell into early 2015, as well as fees that were all based on the MLP, the MLP debt and the drop. And so the working capital, I think what you’re seeing is the outflow, is really the result of the deals that we had and the transactions that we did in late ’14 and 2015.

So I don’t think there’s going to be any rebound of that magnitude this year that’s coming, this rebounding from what we spent in 2015.

<Q>: Okay. But given that you’re not looking at acquisitions right now, it sounds like those things should not be recurring items in ’16 either?

Kevin Paprzycki - Chief Executive Officer
Absolutely, absolutely.

<Q>: You would just be attacking receivables, inventories, payables?

Kevin Paprzycki - Chief Executive Officer
That’s correct. That’s correct, although there are the typical financing fees for the $125 million facility that we put at San Juan and so that plus legal fees to get this transaction done. You’re going to see a little bit here in the first quarter of 2016 but it’s going to be minimal compared to what we did in prior years.

<Q>: And then just one last one, I may recognize that you expect San Juan to be really cash flow generative and pay down the debt there as fast as you can and no cash can come up to the parents of the MLP. Can cash go the other way? Could cash if it needed to go from the company or the MLP down to San Juan or because it’s often its own structure it can’t?

Kevin Paprzycki - Chief Executive Officer
Jason, go ahead with that one.

Jason Veenstra - Chief Financial Officer
Yes. There’s nothing that prevents that and so that would be part of the decision-making but no, to answer your question shortly, there’s nothing that prevents it but we don’t see a need for that at this time. I think we would much prefer to be out dealing with our high cost debt at the parent or the MLP. But there is nothing that prevents us from doing that.

Operator
Thank you. We have no further questions. I’ll turn the call back over to our speakers for closing comments.

Kevin Paprzycki - Chief Executive Officer
Thank you all for your time today. We look forward to speaking with you again here when we release year-end earnings in a couple weeks. Thank you.

Page | 12